Exhibit 4.28

Macau, 15 December, 2006

LAWRENCE YAU LUNG HO

Avenida Xian Xing Hai

Edifício Zhu Kuan, 19.º andar,

Macau

Att. Mr Lawrence Yau Lung Ho

Re: Appointment of Managing Director of Melco PBL Gaming (Macau), Limited

Dear Sir,

As of this date, Melco PBL Gaming (Macau), Limited (hereinafter referred to as the “Company”), a company incorporated under the laws of the Macau Special Administrative Region of the People’s Republic of China (“Macau SAR”), registered with the Macau Commercial Registry under no. 24325 with registered office at Avenida Dr. Mário Soares, no. 25, Edifício Montepio, 1o andar, compartimento 13, is the holder of a subconcession to exploit games of chance and other games in casino in the Macau SAR (hereinafter the “Subconcession”).

Pursuant to article 19 of Law 16/2001, the Company must appoint a managing director (hereinafter referred to as the “MD”) who shall be a Macau SAR permanent resident and shall hold at least 10% of the issued share capital of the Company. In accordance with the law, the MD must be a person with a sound reputation, and the appointment has to be approved by the Macau SAR Government.

In order to meet the legal requirement mentioned above, the Company appointed Ms Manuela Antonio (who is an experienced lawyer practising in the Macau SAR for the last twenty years and a person of unblemished character) as managing director. In light of the fact that (i) Melco International Development Limited is now an indirect shareholder in the Company (ii) the Company wishes to appoint you as MD (iii) the Government of the Macau SAR has approved your appointment as managing director and (iv) Ms Manuela Antonio has agreed to step down as managing director to allow you to be appointed , we have invited you to hold the position of MD of the Company to replace Ms Manuela Antonio, pursuant to your agreement with the terms and conditions set out below.

Managing Director Shareholding

On 15th December, 2006, Ms Manuela Antonio transferred 1,000,000 Class A shares in the Company to you, which constitutes 10 per cent of the issued share capital in the Company and 10 per cent of the voting power of the Company.

The rights attaching to the “A” Class shares are more fully set out in the Company’s Articles of Association as set out in Attachment 1.

The MD hereby acknowledges that he has no entitlement to the capital of the Company other than as set out above and as set out in the Company’s Articles of Association and the MD will not make any claims in this regard. Furthermore, if requested by the Company, the MD shall enter into a share pledge or other security documentation required by persons or entities providing finance to the Company or its related entities in a form as reasonably required by the Company (subject to the approval of the Government of Macau SAR). The MD shall not be held liable for any obligations and/or undertakings arising from charges or other security on the MD Shares or other obligations and/or undertakings resulting from other documentation which may be required by persons or entities providing finance to the Company executed by the MD upon request by the Company and shall be held harmless and with right of recourse against the Company for any liability therefore incurred.

The MD acknowledges that the shareholders of the Company (including the MD) will enter into the Company’s Shareholders Agreement (substantially in the form as set out in Attachment 2) to take effect as of the same date. The Company’s Shareholder Agreement must be submitted to the Macau SAR Government for approval. In case of any inconsistency between the Company’s Shareholders Agreement hereto attached as Attachment 2 and the Shareholders Agreement approved by the Macau SAR Government, the latter shall prevail.

The share certificates received for the MD Shares shall be kept by Melco PBL Investments Limited (“MPBL”) together with the irrevocable power of attorney, substantially in the form attached hereto as Attachment 3 (the “PoA”) to be signed by the MD, whereby the MD shall grant powers to the Company and/or MPBL to endorse and transfer the MD Shares to MPBL (or its designee) under the terms and conditions herein below mentioned, upon approval from the Macau SAR Government. The Company shall seek the Macau SAR Government’s approval of the PoA separately.

It is as well acknowledged by the MD that the MD holds the MD Shares subject to this letter agreement, the Company’s Articles of Association, the Company’s Shareholders Agreement and Macau SAR law, and that the MD is prohibited from transferring the MD Shares to a third party without prior written consent from MPBL and approval from the Macau SAR Government. The MD warrants to MPBL and the Company that during the period that the MD holds the MD Shares no other person will have any interest in, or claim on, the MD shares whatsoever.

Managing Director Role and Term

The role of the MD as managing director of the Company shall be that as set forth in the Macau SAR law, the Company’s Articles of Association and Company Shareholders Agreement and the Resolutions of the Board of Directors of the Company (as set out in Attachment 4) until the termination of the delegation of powers in accordance with this letter, the Company’s Articles of

Association and the Macau SAR law. The Company shall seek the Macau SAR Government’s approval of the Resolutions of the Board of Directors separately. In case of any inconsistency between the Resolutions of the Board of Directors hereto attached as Attachment 4 and the Resolutions of the Board of Directors approved by the Macau SAR Government, the latter shall prevail.

The MD agrees that he, as well as the other Company Directors, will act on the instructions of the Board of Directors of the Company and will do all things reasonably requested by the Board of Directors.

The powers to be delegated to the MD by the Board of Directors are:

(i)	to assist in implementing the Company’s management and policies;

(ii)	to represent the Company in accordance with guidelines from the Board of Directors;

(iii)	to represent the Company in relation to third parties, the Government of the Macau SAR (and its authorities, agencies and bodies) in accordance with the guidelines established by the Board of Directors;

(iv)	to sign, submit and deliver such documents as the Board of Directors shall reasonably request;

(v)	to coordinate the preparation of the Board of Directors meetings; and

(vi)	to execute specific acts and tasks as the Board of Directors may reasonably request.

The delegation of powers referred to above shall not prejudice the entitlement of the Board to pass any resolutions with respect to the same matter.

If the MD is directed to perform an act (or not to perform an act) in the MD’s capacity as managing director by the Chairman or the Board of Directors, the Company acknowledges and agrees that MD will not be deemed as being personally liable to the Company or to any other person for that act or omission and shall be held harmless and with right of recourse against the Company for any liability therefore incurred.

The MD shall be under no obligation to do anything in the MD’s position as managing director of the Company that is or would be contrary to the laws and regulations of the Macau SAR.

Notwithstanding the term stipulated in the Resolutions of the Board of Directors of the Company hereto attached as Attachment 4, PBL, the Company and the MD agree that the delegation of powers to the MD as managing director of the Company shall be ongoing unless determined otherwise by the board of directors of the Company.

Replacement

Upon the conclusion of the term of the delegation of powers to the MD herein agreed, the Company shall, subject always to the approval of the Macau SAR Government (i) renew the said delegation; or (ii) delegate the managing directors’ powers to a person to be appointed by the Company in accordance with the Macau SAR law.

The MD shall serve as managing director until the Macau SAR Government has approved the delegation of powers to a new managing director.

Termination

During the term of the delegation of powers the MD as managing director as referred to above, termination by the Company of the MD’s appointment shall only be possible if:

(i)	it is done with the consent of the MD and provided that the Macau SAR Government has given its approval to the termination; or

(ii)	the Macau SAR Government gives notice to the Company that the MD must resign as managing director of the Company and the Company then gives notice of termination to the MD and the effective date of such termination.

Upon termination of the MD’s delegation of powers (as referred to above), in consideration for the payment of one (1) Pataca (MOP$1.00) by MPBL to the MD (receipt of which is hereby acknowledged by the MD), the MD grants to MPBL the right to require the MD to transfer the MD Shares for an aggregate consideration of MOP$1.00. Pursuant to the authorization of the Macau SAR Government, MPBL will nominate a person to be the transferee of the MD Shares.

MPBL or the Company are only authorized to make use of the PoA to transfer the MD Shares, if 8 (eight) days after the request for transfer of the MD Shares to MPBL (or its designee approved by the Macau SAR Government), the MD has not executed such transfer.

Miscellaneous

No modification, amendment, or waiver of any provision herein shall be effective unless it is agreed in writing by all parties hereto.

All costs and expenses incurred by the MD in connection with the appointment as managing director of the Company, including but not limited to the MD’s acceptance of this letter, the consummation of the transfer of the MD Shares and the performance of any of the MD’s duties as shareholder and managing director shall be paid by the Company and/or MPBL.

Each of the parties hereto acknowledges that the parties will make available to one another certain documentation, information and other matters in connection with this letter and their respective businesses (collectively, the “Information”). Each of the parties hereto undertakes and agrees that (except to the extent necessary to comply with the requirements of applicable law, rules and regulations or the rules and regulations of any stock exchange upon which the securities of any party or any of its affiliates are listed), whether or not any such Information is strictly confidential or proprietary, not to make any use of the Information for any purpose other than in accordance with this letter.

This letter agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns, provided however that the MD is not permitted to transfer any of her rights or assign any of his obligations under this letter agreement without the prior written consent of MPBL.

Each party must do all things reasonably necessary to give effect to the matters set out in this letter agreement.

This letter agreement shall be governed by the laws of the Macau SAR and the parties hereto irrevocably submit to the exclusive jurisdiction of the courts of the Macau SAR.

For and on behalf of Melco PBL Investments Limited

/s/	/s/
Director	Director

For and on behalf of Melco PBL Gaming (Macau) Limited

/s/	/s/
Director	Director

I acknowledge and agree with the contents of this letter, and accept the appointment as Managing Director of Melco PBL Gaming (Macau), Limited under the terms and conditions set out herein.

/s/
Lawrence Yau Lung Ho

ATTACHMENT 1

ARTICLES OF ASSOCIATION

ATTACHMENT 2

SHAREHOLDERS AGREEMENT

ATTACHMENT 3

POWER OF ATTORNEY

(English version– for reference only)

By this Power of Attorney given on the [date], I, Lawrence Yau Lung Ho, married of age, of Canadian Nationality, with address at Avenida Xian Xing Hai, Edifício Zhu Kuan, 19.º andar, Macau SAR, in respect of the shares of Melco PBL Gaming (Macau) Limited registered or to be registered in my name from time to time (hereinafter the “Shares”);

Hereby appoint and constitute Melco PBL Investments Limited, a company incorporated under the laws of the Cayman Islands, with registered address at Walker House, Mary Street, PO Box 908GT, George Town, Grand Cayman, Cayman Islands (hereinafter the “Attorney”) to be my true and lawful attorney in respect of the Shares, being the Attorney authorized, for and on my behalf and in my name, to perform and to execute all or any of the following deeds and acts, pursuant to the authorization of the Macau SAR Government, in accordance with Law 16/2001:

a)	at any time as the Attorney may think expedient to transfer and absolutely dispose of the Shares with all related rights in such manner and upon such conditions as the Attorney shall think fit, including but not limited to endorse the share certificates, and to arrange and to settle with the transferee or transferees the terms of transfer and the relevant consideration, and also to arrange when the transfer shall be completed;

b)	to receive from the transferee or transferees or their assigns the transfer consideration and to give good receipt and discharge for the same;

c)	to pledge or in any way charge the Shares with all related rights in such manner and upon such conditions as the Attorney shall think fit; and

d)	to sign, execute, register or otherwise render perfect or cause to be signed executed and registered and perfected according to the laws in force in Macau from time to time, any agreement, deed, conveyance, assurance or other instrument and any notarial act which in the opinion of the Attorney shall be necessary or expedient for any of the aforesaid mentioned purposes.

The Attorney hereby appointed may use this Power of Attorney to do business “with himself” and to subrogate it, with or without restrictions, one time or more times, in whole or in part, but shall appoint a lawyer whenever necessary to submit cases in Court.

This Power of Attorney is also granted for the benefit of the Attorney, under the terms of Article 258, paragraph 3 of the Civil Code, and therefore cannot be revoked without the prior consent of the Attorney.

ATTACHMENT 4

RESOLUTIONS OF THE BOARD OF DIRECTORS OF

MELCO PBL GAMING (MACAU) LIMITED

(English version – for reference only)

On [•] day of [•] of the year two thousand and six, at [•], an extraordinary meeting of the Board of Directors of the company MELCO PBL GAMING (MACAU) LIMITED (the “Company”) was held in the head office of the Company located in Macau at Avenida Dr. Mário Soares, no. 25, Edifício Montepio, 1st floor, room 13, duly convened.

The following directors were present: [•],[•],[•],[•], and [•], and the Secretary of the Company Mr. Francisco de Mascarenhas Gaivão.

Being all the Directors present, and the consequent existence of quorum, the Director [•] took the Chair and Mr. Francisco de Mascarenhas Gaivão was the Secretary.

Agenda;

1)	Appointment of the Managing Director of the Company; and

2)	Delegation of Powers from the Board of Directors to the Managing Director.

The session was declared open and the Chairman informed that pursuant to Ms. Manuela Antonio’s request to step down and in accordance with to Ofício [•] , of [•] , issued by [•] of the Macau SAR Government, the proposed appointment of the Managing Director and the proposed delegation of powers, both submitted by the Company on [•] with the [•] of the Government of the Macau SAR were authorized. Being so, is was unanimously resolved that:

(a)	The appointment of Lawrence Yau Lung Ho, married, with office address at Avenida Xian Xing Hai, Zhu Kuan, 19th Floor, current Group B director, as Managing Director of the Company;

(b)	Delegate the following powers, for the term of the mandate to which she was elected as stipulated in the Articles of Association, to the appointed Managing Director:

(i)	to assist in implementing the Company’s management and policies;

(ii)	to represent the Company in accordance with guidelines from the Board of Directors;

(iii)	to represent the Company in relation to any public entities, inter alias the Government of Macau SAR in accordance with guidelines established by the Board of Directors;

(iv)	to sign, submit and deliver documents SAR in accordance with guidelines established by the Board of Directors;

(v)	coordinate the preparation of the Board of Directors meetings; and

(vi)	to execute specific acts and tasks as the Board of Directors may direct.

The substitution of the now appointed Managing Director shall be made in accordance with the Articles of Association, and under the terms foreseen in the legal regime applicable to the Company, as subconcessionaire for the operation of games of fortune and other games in casino in the Macau SAR.

As there was no further business, the Chairmen declared the meeting closed.

The Chairman

The Secretary